EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-41323 of Hawkins, Inc. (the Company) on Form S-8 of our Independent Auditors’ Report on the Company’s financial statements dated June 5, 2002 included in the Report on Form 10-KT for the Company for the six-month transitional period ended March 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 25, 2002